PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 15 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated April 6, 1998                                          Dated May 5, 1998
                                                                Rule 424(b)(3)
                                  $5,016,000
                       Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES E
                            Senior Fixed Rate Notes


               8.9% REVERSE EXCHANGEABLE NOTES DUE MAY 19, 2000


    Exchangeable at the Option of the Company for Shares of Common Stock of
                           General Electric Company


               The 8.9% Reverse Exchangeable Notes due May 19, 2000 the "Notes", are Medium-Term Notes, Series E (Senior Fixed Rate Notes of Morgan Stanley Dean Witter & Co.) (the "Company"), as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes"and "--Exchangeable Notes." The Notes will bear interest at the rate of 8.9% per annum (the "Stated Coupon Rate") payable annually on May 19 of each year (each an "Interest Payment Date"), commencing May 19, 1999. The Notes are issued in minimum denominations of $3,800 ("Par") and will mature on May 19, 2000. The Notes will not be redeemable at the option of the Company prior to the Maturity Date other than under the circumstances described under "Description of Notes-Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

               At maturity, the Company may redeem the Notes, in whole but not in part, either by paying the par amount of each Note in cash or by exchanging each $3,800 principal amount of such Note for 50 shares (the "Exchange Ratio") of the common stock, par value $0.16 per share ("General Electric Stock"), of General Electric Company ("General Electric"). The Exchange Ratio will be adjusted for certain corporate events. See "Adjustments to Exchange Ratio" in this Pricing Supplement. If the Company elects to deliver General Electric Stock at maturity, the value of the General Electric Stock received by a holder of a Note at maturity, determined as described herein, will be less than the principal amount of such Note.

               General Electric is neither affiliated with the Company nor involved in this offering of the Notes. The closing price on the New York Stock Exchange of the General Electric Stock on the date of this Pricing Supplement was $83 5/16 (the "Initial Market Price"). See "Historical Information" in this Pricing Supplement for information on the range of market prices for General Electric Stock.

               The Company will cause any adjustments to the Exchange Ratio to be determined by the Calculation Agent for The Chase Manhattan Bank as Trustee under the Senior Debt Indenture.

               An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under " Risk Factors" on PS-4 and PS-5 herein.

                            ------------------------

                            PRICE $3,800 PER NOTE(1)

                            ------------------------



                          MORGAN STANLEY DEAN WITTER

(1) Plus accrued interest, if any, from May 5, 1998.


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF GENERAL ELECTRIC STOCK. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE GENERAL ELECTRIC STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "USE OF PROCEEDS AND HEDGING" AND "SUPPLEMENTAL INFORMATION CONCERNING PLAN OF DISTRIBUTION."

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............   $5,016,000

Maturity Date.................   May 19, 2000

Stated Coupon Rate............   8.9% per annum

Interest Payment Dates........   Each May 19, commencing May 19, 1999

Specified Currency............   U.S. Dollars

Issue Price...................   $3,800

Original Issue Date
  (Settlement Date)...........   May 19, 1998

Common Code...................   8721432

ISIN..........................   XS0087214325

Initial Market Price..........   $83 5/16, the closing price on the New
                                 York Stock Exchange of General Electric Stock on the date of this Pricing Supplement.

Clearing Systems..............   The Notes will be deposited with a common
                                 depositary for the Euroclear Operator and Cedel Bank, for credit to the account designated by or on behalf of the subscribers thereof.

Senior Note or
  Subordinated Note...........   Senior

Minimum Denominations.........   $3,800 and integral multiples thereof

Agent.........................   Morgan Stanley & Co. International Limited

Trustee.......................   The Chase Manhattan Bank (London Branch)

Payment at Maturity ..........   At maturity, the Company may redeem the
                                 Notes, in whole but not in part, either by paying the par amount of each Note in cash or by exchanging each $3,800 principal amount of such Note for 50 shares (the "Exchange
                                 Ratio") of General Electric Stock.  If the
                                 Company elects to deliver shares of General
                                 Electric Stock, it will, or will cause the Calculation Agent to, notify the Trustee, the Euroclear Operator and Cedel Bank of such election on or prior to 4:00 p.m. (Brussels time) on the Company Notice Date. The
                                 Company will, or will cause the Calculation
                                 Agent to, deliver such shares of General
                                 Electric Stock to the Trustee for delivery to the holders. References to payment "per
                                 Note" refer to each $3,800 principal amount of any Note.

Company Notice Date...........   May 17, 2000

No Fractional Shares .........   If at maturity the Company chooses to deliver
                                 shares of General Electric Stock, the Company will pay cash in lieu of delivering fractional shares of General Electric Stock in an amount equal to the corresponding fractional Market Price of General Electric
                                 Stock, as determined by the Calculation Agent on the Company Notice Date.

Exchange Ratio................   50, subject to adjustment for certain
                                 corporate events.  See "Adjustments to
                                 Exchange Ratio" below.

Market Price..................   If General Electric Stock (or any other
                                 security for which a Market Price must be determined) is listed on a national securities exchange, is a security of The
                                 Nasdaq National Market ("NASDAQ NMS") or is included in the OTC Bulletin Board Service
                                 ("OTC Bulletin Board") operated by the
                                 National Association of Securities Dealers,
                                 Inc. (the "NASD"), the Market Price for one share of General Electric Stock (or one unit of any such other security) on any NYSE
                                 Trading Day means (i) the first reported sale price, regular way, on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which General Electric Stock (or any other such security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such first reported sale price is not obtainable, the first reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day. If the first reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Market Price for any NYSE Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for General Electric Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. The term "NASDAQ
                                 NMS security" shall include a security
                                 included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

NYSE Trading Day..............   A day on which trading is generally conducted
                                 in the over-the- counter market for equity securities in the United States and on the New
                                 York Stock Exchange, as determined by the Calculation Agent, and on which a Market
                                 Disruption Event (as defined below) has not occurred.

Business Day..................   Any day, other than a Saturday or a Sunday,
                                 that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The
                                 City of New York or The City of London.

Calculation Agent.............   Morgan Stanley & Co. International Limited
                                 ("MSIL")

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining the Market Price or whether a Market Disruption Event has occurred. See "Adjustment to the Exchange Ratio" and "Market Disruption Event" below. MSIL is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Risk Factors..................   An investment in the Notes entails
                                 significant risks not associated with similar investments in a conventional debt security, including the following:

                                 If the Company chooses to redeem the Notes by delivering General Electric Stock, the market value of the General Electric Stock delivered to a holder will be less than the principal amount of such Notes and an investment in the Notes would likely result in a loss.

                                 There can be no assurance as to how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. The market value for the Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of General Electric Stock, including, but not limited to, the volatility of General Electric Stock, the dividend rate on General Electric Stock, market interest and yield rates and the time remaining to the maturity of the Notes. In addition, the value of General Electric Stock depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The market value of the Notes is expected to depend primarily on market interest and yield rates and the extent of the depreciation, if any, of the Market Price of General Electric Stock below the Initial Market Price. The price at which a holder will be able to sell Notes prior to maturity may be at a discount, which could be substantial, from the accreted principal amount thereof, if, at such time, the Market Price of General Electric Stock is below the Initial Market Price. The historical market prices of General Electric Stock should not be taken as an indication of General Electric Stock's future performance during the term of any Note.

                                 The Company is not affiliated with General
                                 Electric and, although the Company as of the date of this Pricing Supplement does not have any material non-public information concerning General Electric, corporate events of General Electric, including those described below in "Adjustments to the Exchange Ratio," are beyond the Company's ability to control and are difficult to predict.

                                 General Electric is not involved in the
                                 offering of the Notes and has no obligations with respect to the Notes, including any obligation to take the interests of the Company or of holders of Notes into consideration for any reason. General Electric will not receive any of the proceeds of the offering of the Notes made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for or quantities of, the Notes offered hereby.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain adjustments to the Exchange Ratio that may influence the amount of General Electric Stock received by investors if the Company elects to deliver General Electric Stock at maturity. See "Adjustments to the Exchange Ratio" and "Market Disruption Event."

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation" below.

Adjustments to the
  Exchange Ratio..............   The Exchange Ratio will be adjusted through
                                 the NYSE Trading Day preceding the Company
                                 Notice Date as follows:

                                 1. If General Electric Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of General Electric Stock.

                                 2. If General Electric Stock is subject to a stock dividend (issuance of additional shares of General Electric Stock that is given ratably to all holders of shares of General Electric Stock), then once the dividend has become effective and General Electric Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of General Electric Stock and (ii) the prior Exchange Ratio.

                                 3. There will be no adjustments to the Exchange Ratio to reflect cash dividends or other distributions paid with respect to General Electric Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to General Electric Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non- Extraordinary Dividend for General Electric Stock by an amount equal to at least 10% of the Market Price of General Electric Stock on the NYSE Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to General Electric Stock, the Exchange Ratio with respect to General Electric Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the NYSE Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the NYSE Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for General Electric Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for General Electric Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the General Electric Stock described in paragraph 5 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 5.

                                 4. If General Electric issues rights or
                                 warrants to all holders of General Electric
                                 Stock to subscribe for or purchase General
                                 Electric Stock at an exercise price per share less than the Market Price of the General Electric Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Notes, then the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and a fraction, the numerator of which shall be the number of shares of General Electric Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of General Electric Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of General Electric Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of General Electric Stock which the aggregate offering price of the total number of shares of General Electric Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                 5. If (i) there occurs any reclassification of General Electric Stock, (ii) General Electric or any surviving entity or subsequent surviving entity of General Electric (a "General Electric Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of General Electric or any General Electric Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) General Electric is liquidated, (v) General Electric issues to all of its shareholders equity securities of an issuer other than General Electric (other than in a transaction described in clauses (ii),
                                 (iii) or (iv) above) (a "Spin-off Event") or
                                 (vi) a tender or exchange offer is consummated for all the outstanding shares of General Electric Stock (any such event in clauses (i) through (vi) a "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each Note if the Company elects to deliver shares of General Electric Stock will be adjusted to provide that each holder of Notes will receive at maturity, in respect of each $3,800 principal amount of each Note, securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin- off Event, the share of General Electric Stock with respect to which the spun-off security was issued (collectively, the "Exchange Property") in an amount with a value equal to (a) if the Exchange Ratio has not been adjusted prior to maturity, the Transaction Value or (b) if the Exchange Ratio has been adjusted, an amount equal to the product of the final Exchange Ratio and the Transaction Value. If Exchange Property consists of more than one type of property, holders of Notes will receive at maturity a pro rata share of each such type of Exchange Property. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of General Electric Stock,
                                 (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of General Electric Stock and (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of General Electric Stock. The Transaction Value will be calculated on the Company Notice Date.

                                 6. If more than one of the events set out above occurs, the adjustments to the Exchange Ratio for the second and subsequent events shall be to the Exchange Ratio as adjusted for preceding events.

                                 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer). In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                 No adjustments to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                 No adjustments to the Exchange Factor or method of calculating the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of the General Electric Stock, including, without limitation, a partial tender or exchange offer for the General Electric Stock.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Ratio upon written request by any holder of the Notes.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to General Electric Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of General Electric
                                    Stock on the primary market for General
                                    Electric Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension, absence or material limitation on the primary market for trading in options contracts related to General Electric Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock
                                 Exchange, any other self-regulatory
                                 organization or the Securities and Exchange
                                 Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension or material limitation of trading, (4) a suspension of trading in an options contract on General Electric Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to General Electric Stock and (5) a "suspension, absence or material limitation of trading" on the primary securities market on which options contracts related to General Electric Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
  Calculation in case
  of an Event of Default......   In case an Event of Default with respect to
                                 the Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable upon any acceleration of any Note
                                 shall be determined by MSIL, as Calculation
                                 Agent, and shall be equal to the Issue Price
                                 of a Note plus any accrued interest at the
                                 Interest Rate to but not including the date
                                 of acceleration.
General Electric Stock;
Public Information............   General Electric is a large and diversified
                                 industrial corporation. General Electric engages in developing, manufacturing and marketing a variety of products for the generation, transmission, distribution, control and utilization of electricity.
                                 General Electric Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the
                                 "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C.
                                 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison
                                 Street, Chicago, Illinois 60661 and at Seven
                                 World Trade Center, 13th Floor, New York, New
                                 York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
                                 Washington, D.C. 20549, at prescribed rates.
                                 In addition, information provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission. The address of the Commission's
                                 Website is http:/www.sec.gov. Information provided to or filed with the Commission by General Electric pursuant to the Exchange Act of 1934 can be located by reference to Commission file number 1-35. In addition, information regarding General Electric may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

                                 THIS PRICING SUPPLEMENT RELATES ONLY TO THE
                                 NOTES OFFERED HEREBY AND DOES NOT RELATE TO
                                 GENERAL ELECTRIC STOCK OR OTHER SECURITIES OF GENERAL ELECTRIC. ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING GENERAL ELECTRIC ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER THE COMPANY NOR THE AGENT HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO GENERAL ELECTRIC IN CONNECTION WITH THE OFFERING OF THE NOTES. NEITHER THE COMPANY NOR THE AGENT MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING GENERAL ELECTRIC ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF GENERAL ELECTRIC STOCK (AND THEREFORE THE INITIAL MARKET PRICE AND THE EXCHANGE RATIO) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING GENERAL ELECTRIC COULD AFFECT THE VALUE RECEIVED ON ANY EXCHANGE DATE OR CALL DATE WITH RESPECT TO THE NOTES AND THEREFORE THE TRADING PRICES OF THE NOTES.

                                 NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY PURCHASER OF NOTES AS TO THE PERFORMANCE OF GENERAL ELECTRIC STOCK.

                                 The Company or its affiliates may presently or from time to time engage in business with General Electric including extending loans to, or making equity investments in, General Electric or providing advisory services to General Electric, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to General Electric and, in addition, one or more affiliates of the Company may publish research reports with respect to General Electric. The statement in the preceding sentence is not intended to affect the rights of holders of the Notes under the securities laws. Any prospective purchaser of a Note should undertake an independent investigation of General Electric as in its judgment is appropriate to make an informed decision with respect to an investment in General Electric Stock.

Historical Information........   The following table sets forth the high and
                                 low closing price on the New York Stock
                                 Exchange of General Electric Stock during
                                 1995, 1996, 1997 and during 1998 through May
                                 5, 1998.  The closing price on the New York
                                 Stock Exchange of General Electric Stock on
                                 May 5, 1998 was $83 5/16.  The closing
                                 prices on the New York Stock Exchange of General Electric Stock listed below were obtained from Bloomberg Financial Markets.
                                 The Company believes all such information to be accurate. The historical prices of General Electric Stock should not be taken as an indication of future performance, and no assurance can be given that the price of General Electric Stock will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call Date.

                                                            Dividends
General Electric                 High            Low        per Share
----------------                 ----            ---        ---------
(CUSIP # 36960410)
1995
           First Quarter....... 27 11/16     25 1/8         .205
           Second Quarter...... 29 9/16      26 15/16       .205
           Third Quarter....... 32 3/16      28 17/32       .205
           Fourth Quarter...... 36 5/16       3 11/16       .205
1996
           First Quarter....... 39 7/8       35 1/8         .23
           Second Quarter...... 43 7/8       37 11/16       .23
           Third Quarter....... 45 3/4       39 11/16       .23
           Fourth Quarter...... 52 1/2       45 5/16        .23
1997
           First Quarter....... 53 3/4       48 13/16       .26
           Second Quarter...... 67 7/8       48 7/8         .26
           Third Quarter....... 74           60 1/4         .26
           Fourth Quarter...... 75 3/8       61 15/16       .26
1998
           First Quarter....... 86 3/16      72 7/16        .30
           Second Quarter
             through
             May 5, 1998....... 87 3/4       81 1/8         .30


                                 Historical prices have been adjusted for two
                                 2 for 1 stock splits of General Electric
                                 Stock, which became effective in the second quarter of 1994 and the second quarter of 1997, respectively.

                                 The Company makes no representation as to the amount of dividends, if any, that General Electric will pay in the future. In any event, holders of the Notes will not be entitled to receive dividends, if any, that may be payable on General Electric Stock.

Use of Proceeds and Hedging...   The net proceeds to be received by the
                                 Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes. See also "Use of Proceeds" in the accompanying
                                 Prospectus.

                                 On or prior to the date of this Pricing
                                 Supplement, the Company, through its
                                 subsidiaries, hedged its anticipated exposure in connection with the Notes by taking positions in options contracts on General Electric Stock listed on major securities markets and positions in other instruments that it deemed appropriate in connection with such hedging. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Notes by purchasing and selling General Electric Stock, options contracts on General Electric Stock listed on major securities markets or positions in any other instruments that it may wish to use in connection with such hedging. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of General Electric Stock, there can be no assurance that the Company will not affect the price of General Electric Stock as a result of its hedging activities.

United States Federal Taxation.. See "United States Federal Taxation" in the
                                 accompanying Prospectus Supplement for the principal United States federal income and estate tax consequences of ownership and disposition of the Notes.